CALL OPTION AGREEMENT

     CALL OPTION AGREEMENT made as of February ___, 2001, by and among SUNSHINE INTERNATIONAL MINING, INC., a Delaware corporation ("Grantor"), SUNSHINE MINING AND REFINING COMPANY, a Delaware corporation (the "Company"), SUNSHINE ARGENTINA, INC., a Delaware corporation ("SAI"), (each a "Sunshine Company" and collectively, the "Sunshine Companies"), ELLIOTT INTERNATIONAL, L.P., a Cayman Islands limited partnership ("EILP"), THE LIVERPOOL LIMITED PARTNERSHIP, a Bermuda limited partnership ("TLLP" and, together with EILP, the "Elliott Holders") and STONEHILL INSTITUTIONAL PARTNERS, L.P. ("SIP") and STONEHILL OFFSHORE PARTNERS LIMITED ("SOPL" and, together with SIP, the "Stonehill Holders" )(collectively, the "Holders").

     WHEREAS, in connection herewith, the Company, SAI, together with Sunshine Precious Metals Inc., a Delaware corporation, have filed a Joint Chapter 11 Plan of Reorganization in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") which shall have been co-proposed by the Elliott Holders and the Stonehill Holders (the "Plan") and related statements, motions and applications and the agreements and instruments to be entered into by the Sunshine Companies pursuant to the Plan and attached as exhibits thereto (the "Transaction Documents") and among other things, provide for the restructuring of the Company (the "Restructuring");

     WHEREAS, in connection with the Restructuring, the Company and the Holders are entering into that certain Registration Rights Agreement of even date herewith (the "Registration Rights Agreement");

     WHEREAS, upon the completion of the Restructuring, assuming that there have been no stock splits, dividends, combinations, reorganizations, recapitalizations and similar capital structure changes ("Capital Structure Changes") with respect thereto, the Elliott Holders will have received, or be entitled to receive, a total of 50.98% of outstanding shares ("Elliott's Interest") of the Company's common stock, par value $.01 (the "Common Stock") and the Stonehill Holders will have received or be entitled to receive a total of 39.01% of the outstanding shares of Common Stock ("Stonehill's Interest");

     WHEREAS, the Company owns 100% of the capital stock of the Grantor;

     WHEREAS, Grantor owns 100% of the capital stock in SAI;

     WHEREAS, pursuant to the Transaction Documents, the parties hereto desire that Grantor issue a call option to each Holder (each a "Call Option" and, collectively, the "Call Options") to purchase, collectively, up to 100% of the shares of capital stock of SAI (the "SAI Shares") and to grant each Holder a first priority perfected security interest in such SAI Shares in connection therewith;

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     NOW, THEREFORE,  in consideration of the premises,  and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Grant of Call Options.
          ----------------------

          (a) Subject to Section 1(b) below and the terms and conditions herein, Grantor hereby grants to each Holder a Call Option to purchase up to a certain maximum number of SAI Shares (as adjusted for Capital Structure Changes) at a certain purchase price per SAI Share (the "Purchase Price"), all as set forth in Schedule 1 annexed hereto.

          (b) In the event that the Elliott Holders sell more than 50% of their shares of Common Stock initially received in the Restructuring (as adjusted for Capital Structure Changes) or the Stonehill Holders sell more than 50% of their shares of Common Stock initially received in the Restructuring (as adjusted for Capital Structure Changes), then the number of SAI Shares that the Elliott Holders or the Stonehill Holders, respectively, are entitled to purchase as set forth in Schedule 1 hereto shall be reduced ratably to the extent that such Holders sold in excess of such amounts. For example, if the Elliott Holders were to sell 55% of their shares of Common Stock initially received in the Restructuring, then the maximum number of SAI Shares that the Elliott Holders could purchase, in the aggregate, upon the exercise of their Call Options would be reduced by a percentage equal to (55% - 50% ) x 2, or 10%. Schedule 1 shall be amended and redistributed to the parties hereto and the Pledge Agent (as defined in Section 4) shall be directed to reflect any such reductions.

     2. Term. The term of each Call Option (the "Term") shall commence on the date upon which the Plan approved by the Bankruptcy Court goes effective (the "Closing Date") and shall expire upon the earlier of the following:

          (a)  the exercise in full of such Call Option,

          (b) The market capitalization of the Company shall exceed $150 million for at least 60 consecutive calendar days, and

          (c) The ten year anniversary of the effective date of the Plan of Reorganization

; provided, however, that, with respect to (b) above, all of the Common Stock is registered and freely tradeable during such 60-day-period (e.g., among other things, (x) no Interfering Event has occurred, without giving effect to any Suspension Grace Period (each as defined in the Registration Rights Agreement),
(y) the Holders are not restricted from trading because the Holders are in possession of material, non-public information and (z) none of the events set forth in Section 3(a) below shall have occurred.

     3.   Exercise of Call Options.
          -------------------------

          (a) Right to Exercise. The Call Option shall become exercisable upon the occurrence of any one of the following:


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               (i)    the Common Stock is  delisted  from, or not  approved  for trading on, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System, the Nasdaq Small-Cap Market or the Nasdaq OTC Bulletin Board (each, an "Approved Market");

               (ii) the Common Stock is suspended from listing or is no longer approved for trading on an Approved Market for at least seven (7) consecutive calendar days;

               (iii) the market capitalization of the Company is less than $15 million for at least fifteen (15) consecutive calendar days; provided, however, that such market capitalization shall not have subsequently gone above $15 million for at least 30 calendar days (but if the market capitalization thereafter drops below $15 million for at least 15 consecutive calendar days, then the Call Option shall again become exercisable);

               (iv) a bankruptcy proceeding has occurred with respect to a Sunshine Company or any other direct or indirect subsidiary of the Company;

               (v) the Company fails to comply with its obligations set forth in this Agreement;

               (vi) unless waived by all of the Holders, (A) any person not designated by the Holders, other than management directors, is serving as a member of the board of directors of the Grantor or (B) any person designated by the Holders in accordance with Section 6(j) hereof to serve as a member of the board of directors of the Grantor is not serving in such capacity as a result of any action or omission on the part of any Sunshine Company;

               (vii any Interfering Event (as defined in the Registration Rights Agreement) has occurred which causes the Call Options to become immediately exercisable pursuant to the Registration Rights Agreement;

               (viii) any representation or warranty of the Sunshine Companies made in this Agreement, the Pledge Agreement or any other Transaction Document shall be false or misleading; or

               (ix) any of the Sunshine Companies otherwise fails to comply with or breaches any other provision of any Transaction Document or the by-laws or charter of any Sunshine Company.

     The Company and the Grantor shall provide the Holders with immediate written notice of the occurrence of any of the events described in (i),
     (ii), (iv), (v), (vi), (vii), (viii) or (ix).

          (b) Exercise Notice. If any of the conditions to exercise set forth in Section 3(a) above shall have been met, then the Call Options may be exercised, at any time and from time to time, by each Holder in full or in part by the tendering of a written notice (the "Exercise Notice") to the Grantor and the Pledge Agent (as defined in Section 4(b) below) at the address set forth in Section 9(c) herein. The Exercise Notice shall specify:

               (i) the date on which the purchase is to take place (the "Purchase Date"), which may be the same date as the Exercise Notice;

               (ii) the number of SAI Shares with respect to which the Holder is then exercising its Call Option (the "Call Amount");

               (iii)  the  aggregate  purchase   price   for  the  Call   Amount
          (determined by multiplying the Purchase Price set forth in Schedule 1 hereto by the Call Amount); and

               (iv) whether the exercising Holder elects to pay the aggregate purchase price in cash or by delivering shares of Common Stock (pursuant to Section 3(c) and 3(d)(ii) below) in lieu of cash.

     Upon receipt of the Exercise Notice as a result of which the Holders shall have acquired, in the aggregate, a majority of the SAI Shares, the Company and Grantor shall cause each officer and director of SAI to offer his or her resignation in writing to the Holder(s), which such resignation shall become effective upon the Purchase Date unless otherwise agreed to by the officer or director and the Holder(s).

          (c) Cashless Exercise. If the exercising Holder elects to pay for the Call Amount by delivering shares of Common Stock, the number of shares of Common Stock to be delivered by the Holder(s) shall be computed using the following formula:

               X =    Y x  B
                      ------
                         A

        where: X = the number of shares of Common Stock to be delivered
               Y = the  number of SAI Shares included  in the Call  Amount
               A = the Market Value (defined below) per share of Common Stock B = the Purchase Price

     For the purposes of the foregoing, "Market Value" shall mean the price of one share of Common Stock determined as follows:

               (i) if the Common Stock is listed on the New York Stock Exchange or on the American Stock Exchange, the closing price on such exchange on the date prior to the Purchase Date;

               (ii) if (i) does not apply and the Common Stock is listed on the NASDAQ National Market System, the NASDAQ Small-Cap Market or the NASDAQ OTC Bulletin Board, the last reported bid price on the day preceding the Purchase Date;

               (iii if neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange or on the pink sheets, the closing bid price on the day preceding the Purchase Date; and

               (iv) if neither clause (i), (ii) or (iii) above applies, the fair market value of the Common Stock as reasonably determined in good faith by the Company's board of directors with the concurrence of an investment banker acceptable to the Holders and with the concurrence of the Holders.

          (d)  Purchase Date.
               -------------

               (i) On the Purchase Date, the Grantor shall deliver beneficial ownership of the Call Amount to the Holder by delivering, or causing the Pledge Agent (as defined in Section 4 below) to deliver, the certificates therefore together with duly executed "stock powers". In the event that the Call Amount is not delivered to the Holder in accordance with the foregoing on a timely basis, the Holder may, by written notice, rescind its exercise of the Call Option, in whole or in part, reserving all rights to damages for breach of this Agreement or any other Transaction Document.

               (ii) On the Purchase Date, SAI agrees to register the transfer of the shares of capital stock of SAI included in the Call Amount to the name of the exercising Holder or its designee. This obligation of SAI is and shall at all times be valid and enforceable and SAI absolutely, unconditionally and irrevocably waives any and all rights to assert any defense or other objection to this obligation.

               (iii) On the Purchase Date, provided that as a result of the exercise of the Call Option, the Holders shall have acquired, in the aggregate, a majority of the outstanding SAI Shares, the written resignation of each director and officer of SAI shall be delivered to the Holders and shall become effective unless otherwise agreed to by the director or the officer and the Holder(s) pursuant to Section 3(b) above.

               (iv) In exchange for the above, on the Purchase Date, the exercising Holder shall deliver (A) the aggregate purchase price set forth in the Exercise Notice to the Grantor by wire transfer in immediately available funds to an account designated on Schedule 2 annexed hereto or such other account as may be designated in writing by the Grantor from time to time or (B) if the Holder opted for a cashless exercise in the Exercise Notice, (1) the physical stock certificates representing the Common Stock deliverable upon such cashless exercise (as determined in accordance with Section 3(c) above) or (2) in lieu thereof, provided the transfer agent of such Holder is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Grantor, the Holder shall use its best efforts to cause its transfer agent to electronically transmit such shares of Common Stock to the Grantor on the Purchase Date by crediting the account of Grantor's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The parties agree to coordinate with DTC to accomplish this objective.

          (e) Transfer Tax. Transfers of the Call Amounts upon exercise of the Call Options shall be made without charge to the Holders for any transfer tax or other costs in respect thereof.

     4.   Security Interest.
          -----------------

          (a) Generally. In order to secure the observance and performance of the Grantor's obligations under this Agreement, the Grantor hereby transfers, assigns and grants to the Pledge Agent for the ratable benefit of the Holders a first priority perfected and continuing security interest in the SAI Shares.

          (b) Perfection of Security Interest. The security interest and lien granted to the Holders hereunder shall constitute valid, perfected and first priority security interests and liens in and to the SAI Shares, in each case enforceable against third parties and securing the obligations purported to be secured thereby, upon:

               (i) the execution of this Agreement and that certain Pledge Agreement of even date among the Grantor, the Holders and Wells Fargo Bank Minnesota, N.A. (the "Pledge Agent") attached hereto as Exhibit 1 (the "Pledge Agreement");

               (ii) (A) the pledge of the SAI Shares by the Grantor to the Pledge Agent for the ratable benefit of the Holders, and (B) the delivery by the Grantor of the certificates representing such SAI Shares together with duly executed "stock powers" to the Pledge Agent in connection therewith; and

               (iii)  the  filing  of   certain   UCC-1   financing   statements
          describing the SAI Shares with the appropriate offices in Idaho and Delaware.

          (c) Pledge of SAI Shares. In connection with the pledge and delivery of SAI Shares to the Pledge Agent pursuant to the Pledge Agreement, Grantor will grant the Pledge Agent the right (and the obligation) to vote such SAI Shares as instructed by the Holders in accordance with the Pledge Agreement.

     5.   Representations and Warranties of the Sunshine Companies.  Each of the
Sunshine   Companies,   severally  and  jointly,   hereby  makes  the  following
representations and warranties to Holders as of the date hereof:

          (a) Representations and Warranties. Each of the representations and warranties of the Sunshine Companies contained in the other Transaction Documents are true and accurate.

          (b) Due Organization. Each Sunshine Company is a corporation duly organized and in good standing under the laws of the State of Delaware. Each Sunshine Company is duly qualified as a foreign corporation in each jurisdiction where the nature and conduct of its business or the location of its assets so requires.

          (c) Power and Authority. Each Sunshine Company has full power and authority to enter into and perform this Agreement and the Pledge Agreement and the Grantor has full power and authority to sell, create a security interest in, and pledge the SAI Shares in accordance herewith. This Agreement (i) has been duly authorized, executed and delivered by each Sunshine Company and (ii) is legal, valid and binding and enforceable against such

     Sunshine Company in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          (d) No Other Consents. Other than the approval of the Bankruptcy Court, no consent is required to be received by any Sunshine Company from any governmental authority or any other person in connection with the execution or delivery by each such Sunshine Company of this Agreement or the exercise of the Call Options or the Pledge Agreement, or the sale, creation of a security interest in, or pledge of, the SAI Shares.

          (e) No Violations. The execution and delivery of this Agreement and the Pledge Agreement by the Sunshine Companies, the consummation by each Sunshine Company of the transactions contemplated herein and therein and the compliance by each Sunshine Company with any of the provisions hereof and thereof relating to the Sunshine Companies will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or other charter document of the Sunshine Company,
     (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material contract, agreement, note, indenture, mortgage, lease, license or other arrangement or understanding to which such Sunshine Company is a party or by which such Sunshine Company or any of its assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the asset of such Sunshine Company or any subsidiary thereof or (iv) violate any applicable provision of any U.S., state, local or foreign statute, law, rule or regulation or any order, decision, injunction, judgment, aware or decree to which such Sunshine Company or its assets or properties are subject.

          (f)  Capitalization.
               --------------

               (i) SAI is a direct and wholly-owned subsidiary of Grantor. The authorized capital stock of SAI consists of 10,000 shares of common stock. As of the date hereof, there were 1,000 shares of common stock issued and outstanding, all of which are owned legally and beneficially by Grantor, and no shares of capital stock are reserved for issuance. All of the outstanding shares of capital stock of SAI have been validly issued and are fully paid and nonassessable. There are currently no outstanding options, outstanding warrants nor other rights to acquire SAI capital stock.

               (ii) There are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable or convertible into, SAI Shares, or contracts, commitments, understandings, or arrangements by which SAI is or may become bound to issue additional shares of capital stock of SAI or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of SAI.

          (g) Subsidiaries. Except as disclosed in the Transaction Documents, SAI has no subsidiaries.

          (h) Due Authorization. The SAI Shares will be delivered by the Grantor to the Pledge Agent in the manner set forth in the Pledge Agreement free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances whatsoever, except for those created for the benefit of the Holders pursuant to the Transaction Documents. The delivery by the Pledge Agent to the Holders of the SAI Shares in the manner provided in this Agreement and the Pledge Agreement will transfer to the Holders good and valid title to the SAI Shares, free and clear of all security interests, liens and encumbrances whatsoever, except for those created by the Holder or those created for the benefit of the Holders pursuant to the Transaction Documents.

          (i) Indebtedness and Other Liabilities. Neither the Grantor nor SAI has any Indebtedness (as defined below) except as disclosed in the Plan or
     Schedule 5(i) hereto. Each of the Grantor and SAI has no other liabilities or obligations (including, without limitation, claims existing under environmental or similar laws) that are not disclosed in the Plan or on
     Schedule 5(i) hereto other than those liabilities incurred in the ordinary course of such Sunshine Company's respective businesses since December 31, 1999, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect (as defined in the Transaction Documents) on such Sunshine Company. There are no liens, security interests or other encumbrances on, or with respect to, any asset of SAI other than a mortgage on the Pirquitas Mine to secure financing made to SAI by Highwood Partners, L.P. and Stonehill Capital Management, LLC..

               "Indebtedness" means, with respect to any person or entity, all obligations (s) which in accordance with the generally accepted accounting principles in the U.S., shall be classified upon the balance sheet of such person as liabilities, (t) for borrowed money, (u) consisting of intercompany advances, (v) which have been incurred in connection with the acquisition of any property (including without limitation, all obligations evidenced by any indenture, bond, note, commercial paper or other similar security, but excluding, in any case, obligations arising from the endorsement in the ordinary course of business of negotiable instruments for deposit or collection), (w) obligations secured by any lien existing on property owned, even though such person has not assumed or become liable for the payment of such obligations, (x) obligations created or arising under conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such property, (y) for capitalized leases, (z) for all guarantees, whether or not reflected in the balance sheet of such person, and (aa) all reimbursement and other payment obligations (whether contingent, matured or otherwise) of such person in respect of acceptance or documentary credit. Notwithstanding the foregoing, the definition of the term Indebtedness will not apply to any of the following:

               (i) trade debt to unaffiliated third parties incurred in the ordinary course of business;

               (ii)   hedging   obligations  incurred  in  connection  with  the
          ordinary course of business to protect against currency exchange rate risks or precious metal price risks;

               (iii) performance bonds or surety or appeal bonds entered into in the ordinary course of business; and

               (iv) Indebtedness represented by lease obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such subsidiary in an outstanding aggregate principal amount not to exceed $25,000.

          (j) SAI Ownership of Pirquitas Mine. SAI is the sole record and beneficial owner of the silver mine in Argentina known as the "Pirquitas Mine" (the "Pirquitas Mine"), all real property and personal property relating to the mining operations thereon, and all rights and permits to develop and operate the Pirquitas Mine.

     6. Covenants of Sunshine Companies. During the Term of the Call Option, each of the Sunshine Companies, severally and jointly, hereby covenants to the Holders that:

          (a) Corporate Existence. The Sunshine Companies shall maintain and preserve their individual corporate existence unless otherwise agreed to in writing by each of the Holders.

          (b) Indebtedness. Neither the Grantor nor SAI shall incur Indebtedness or pledge, hypothecate, grant any lien with respect to or otherwise encumber any assets without the prior written approval of each of the Holders.

          (c)  Transfers, Liens, Etc.
               ---------------------

               (i) Except as otherwise provided in any Transaction Document to the contrary, neither the Grantor nor SAI shall split, combine or reclassify, sell, assign, divide, transfer, dispose of, or pledge, hypothecate or otherwise encumber the SAI Shares or any securities convertible into or exchangeable for such SAI Shares, without the written consent of each of the Holders.

               (ii) Neither Grantor nor SAI shall create, incur or permit to exist any security interest, lien or other encumbrance on or with respect to any SAI Shares other than in accordance with the Transaction Documents.

               (iii) Any attempted transfer of SAI Shares in contravention of the provisions of this Section 6(c) shall be void and ineffectual and shall not bind or be recognized by any Sunshine Company.

               (iv) Except as required by this Agreement, SAI shall not issue any additional shares of capital stock.

          (d) Subsidiaries. The Grantor and SAI shall not create, own or hold any interest in any subsidiary (other than the subsidiaries disclosed in the Transaction Documents) without the written consent of each Holder. Unless otherwise agreed to in writing by each of the Holders, in the event that the Grantor or SAI shall create, own or hold any interest in any subsidiary in accordance with the foregoing:

               (i) the Grantor and SAI shall cause such subsidiary to sign this Agreement as an additional party, at which time all capital stock of the subsidiary ("Subsidiary Shares") shall be treated the equivalent of SAI Shares for all purposes hereunder;

               (ii) the Grantor, SAI and such subsidiary shall assume the equivalent obligations that the Grantor and SAI have with respect to SAI Shares in connection with the Subsidiary Shares (including, but not limited to, granting to the Holders a first priority perfected security interest in the Subsidiary Shares and perfecting such security interest in accordance with Section 4(b) hereof); and

               (iii) the Grantor, SAI and such subsidiary shall take all such further actions and deliver all documents and instruments as may be necessary to accomplish the foregoing.

          (e)  Transfer of Assets.
               ------------------

               (i) Neither Grantor nor SAI shall transfer any asset, or a controlling interest therein (including, but not limited to, any amounts received, directly or indirectly, by such Sunshine Company from one or more of the Holders pursuant to the Transaction Documents) to any of the other Sunshine Companies or any affiliates of the Sunshine Companies (including any subsidiaries of such Sunshine Company) without the prior written approval of each Holder.

               (ii) Neither Grantor nor SAI shall transfer any asset or a controlling interest therein outside the ordinary course of business.

               (iii) Any attempted transfer in contravention of the provisions of this Section 6(e) shall be void and ineffectual and shall not bind or be recognized by the Company or SAI.

          (f) Obligations of SAI. On each Purchase Date, SAI shall (i) register the transfer of the SAI Shares included in the Call Amount to the name of the exercising Holder or its designee and (ii) if as a result of the Call Option exercise, the Holders shall in the aggregate, have acquired a majority of the SAI Shares, take all such actions as are necessary to effectuate the resignation of each officer of SAI unless otherwise agreed to by the officer and the exercising Holder(s) pursuant to Section 3(b) above.

          (g) No Conflicting Actions. No Sunshine Company shall take any action which is inconsistent or in conflict with the terms and provisions of this Agreement and the Pledge Agreement.

          (h) No Modification. The obligations of the Sunshine Companies hereunder shall not be modified by any sale or issuance of each of their capital stock to another person or entity.

          (i) Accuracy of Representations and Warranties. The representations and warranties of each Sunshine Company will be true and correct in all material respects as of the date when made, except for representations and warranties of an earlier date, which will be true and correct in all material respects as of such date.

          (j) Board of Directors. For so long as any Holder holds any Call Option, the directors of Grantor, other than management directors, shall be nominated solely by the Holders holding a Call Option, the Company agrees to vote the capital stock of Grantor in favor of such Holders' nominees and the Company agrees not to remove any director without the consent of the Holders holding Call Options. Furthermore, for so long as any Holder holds any Call Option, the Company agrees that it shall make no stockholder proposals with respect to Grantor and shall not nominate any directors (other than the nominees proposed by the Holders other than the management director).

          (k) No Dividends or Other Distribution. No Sunshine Company shall, without the written consent of each of the Holders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of a Sunshine Company or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock.

          (l) No Burdensome Agreements. No Sunshine Company shall become a party to any agreement or arrangement, or otherwise undertake any responsibility, that may prove to be materially burdensome on the Sunshine
     Company  or  its  ability  to  comply  with  the  provisions   hereof.

          (m) Transactions With Affiliates. Each Sunshine Company agrees that any transaction or arrangement between it or any of its subsidiaries and any affiliate or employee of the Sunshine Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees, shall receive the prior written approval of each Holder holding a Call Option.

     7. Indemnification. Each of the Sunshine Companies, jointly and severally, agrees to indemnify each Holder and hold it harmless from and against
(a) any loss, costs and damages (including reasonable attorney's fees) incurred as of result of such party's breach of any representation, warranty, covenant or agreement in this Agreement or incurred in connection with the enforcement of this indemnity; (b) any and all injuries, claims, damages, judgments, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel whether involving a third party or a claim between the parties), charges and encumbrances which may be incurred by or asserted against a Holder in connection with or arising out of this Agreement other than those resulting from Holder's breach of this Agreement; (c) any assertion, declaration or defense of the Holders' rights or security interest under the provisions of this Agreement or the Pledge Agreement in connection with the realization, possession, safeguarding, insuring or other protection of the SAI Shares or in connection with the collecting, perfecting or protecting of the Holders' liens and security interests hereunder or under the Pledge Agreement.

     8.   Miscellaneous.
          -------------

          (a) Further Assurances. Each of the Sunshine Companies and each of the Holders shall promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary or desirable to effect the purposes of this Agreement.

          (b) Amendment. This Agreement may not be amended, modified or terminated except by written agreement of each of the Sunshine Companies and each of the Holders.

          (c) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, mail or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

               to the Sunshine Companies:

               Sunshine Mining and Refining Company
               Sunshine International Mining, Inc.
               Sunshine Argentina, Inc.
               5956 Sherry Lane
               Suite 1621
               Dallas, Texas 75225
               Attention: William Davis
               Facsimile: (214) 265-0324

               with copies to:

               Prager, Metzger & Kroemer, PLLC
               2626 Cole Avenue
               Suite 900
               Dallas, Texas 75204
               Attention: Steven C. Metzger, Esq.
               Facsimile: (214) 523-3838
               to the Stonehill Holders:

               c/o Stonehill Capital Management LLC
               126 E. 56th Street, 9th Floor
               New York, New York  10022
               Attention: John Motulsky
               Facsimile: (212) 838-2291

               with a copy to:

               Proskauer Rose LLP
               1585 Broadway
               New York, New York  10036
               Attention: Lawrence Budish, Esq.
               Facsimile: (212) 969-2900


               to the Elliott Holders:

               c/o Elliott Management Corporation
               712 Fifth Avenue
               New York, New York 10019
               Attention: Dan Gropper
               Facsimile: (212) 974-2092

               with copies to:

               Kleinberg, Kaplan, Wolff & Cohen, P.C.
               551 Fifth Avenue, 18th Floor
               New York, New York 10176
               Attention: Stephen M. Schultz, Esq.
               Facsimile: (212) 986-8866

     Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto.

          (d)  Titles.   The  titles  used  in  this   Agreement  are  used  for
     convenience only and are not to be considered in construing or interpreting this Agreement.

          (e) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

          (f) Successors and Assigns. This Agreement shall be binding upon the inure to the benefit of the parties and their successors and permitted assigns. Each Holder may assign this Agreement or any rights or obligations hereunder without the consent of the Sunshine Companies, but only if such transfer is made to an entity that, on the date hereof, is an affiliate of such Holder.

          (g) Remedies Cumulative. Each Holder's rights and remedies under this Agreement and the Pledge Agreement shall be cumulative and non-exclusive of any other rights or remedies which it or he may have under any other Transaction Document or any other agreement or instrument, by operation of law or otherwise, and may be exercised alternatively, successively or concurrently as each Holder may deem expedient.

          (h) Severability. Any provision of this Agreement that may be determined by competent authority to be illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining terms and provisions hereof, and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any terms and provisions hereof in any other jurisdiction.

          (i) Governing Law. This Agreement and the validity and performance of the terms hereof shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within such state.

          (j) Jurisdiction. The Sunshine Companies and the Holders (i) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. To the fullest extent permitted by applicable law, the Sunshine Companies and the Holders consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8(j) shall affect or limit any right to serve process in any other manner permitted by law.

          (k) Specific Performance. The Sunshine Companies and the Holders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Pledge Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and the Pledge Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (l)  Jury Trial.  EACH  PARTY  HERETO WAIVES  THE RIGHT  TO A TRIAL BY
     JURY.

          (m) No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and assigns.

          (n) Execution in Counterpart. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the counterpart.

     IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be duly executed as of the date first above written.

THE SUNSHINE COMPANIES                   THE HOLDERS

SUNSHINE INTERNATIONAL MINING, INC.      ELLIOTT INTERNATIONAL, L.P.
                                         By: Elliott International Capital
                                             Advisors, Inc.
                                             Attorney-in-Fact

By:                                      By:
   ----------------------------             ----------------------------
      Name:                                 Name:  Paul E. Singer
      Title:                                Title: President

SUNSHINE MINING AND REFINING             THE LIVERPOOL LIMITED PARTNERSHIP
COMPANY                                  By: Liverpool Associates, Ltd.
                                             General Partner

By:                                      By:
   -----------------------------            ----------------------------
      Name:                                 Name:  Paul E. Singer
      Title:                                Title: President

SUNSHINE ARGENTINA, INC.                 STONEHILL INSTITUTIONAL
                                         PARTNERS, L.P.


By:                                      By:
   -----------------------------            ----------------------------
      Name:                                 Name:  John Motulsky
      Title:                                Title: General Partner

                                         STONEHILL OFFSHORE
                                         PARTNERS LIMITED
                                         By: Stonehill Advisors LLC

                                         By:
                                            ----------------------------
                                               Name:  John Motulsky
                                               Title: Managing Member

                                   SCHEDULE 1

                          to the Call Option Agreement



                                    ELLIOTT                   STONEHILL
                                    HOLDERS                   HOLDERS
                                    -------                   -------
--------------------------------------------------------------------------------
SAI SHARES
(a) maximum # of SAI Shares         566                       434
(b) Purchase Price                  $1,000 per share          $1,000 per share

--------------------------------------------------------------------------------

                                   SCHEDULE 2

                          to the Call Option Agreement


Wire Instructions for Grantor:

                             INDEX OF DEFINED TERMS
                                                              As Defined on Page

Approved Market................................................................3
Bankruptcy Court...............................................................1
Call Amount....................................................................4
Call Option....................................................................1
Call Options...................................................................1
Capital Structure Changes......................................................1
Closing Date...................................................................2
Common Stock...................................................................1
Company........................................................................1
DTC............................................................................5
DWAC...........................................................................5
EILP...........................................................................1
Elliott Holders................................................................1
Elliott's Interest.............................................................1
ExerciseNotice.................................................................3
FAST...........................................................................5
Grantor........................................................................1
Holders........................................................................1
Indebtedness...................................................................8
Market Value...................................................................4
Pirquitas Mine.................................................................9
Plan...........................................................................1
Pledge Agent...................................................................6
Pledge Agreement...............................................................6
Purchase Date..................................................................4
Purchase Price.................................................................4
Registration Rights Agreement..................................................1
Restructuring..................................................................1
SAI............................................................................1
SAI Shares.....................................................................1
SIP............................................................................1
SOPL...........................................................................1
Stonehill Holders..............................................................1
Stonehill's Interest...........................................................1
Subsidiary Shares.............................................................10
Sunshine Companies.............................................................1
Sunshine Company...............................................................1
Term...........................................................................2
TLLP...........................................................................1
Transaction Documents..........................................................1